Filed pursuant to Rule 424(b)(3)
Registration File No. 333-281479

Prospectus Supplement dated September 5, 2025

(To Prospectus dated August 12, 2024)

$300,000,000

Common Stock

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus, dated August 12, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form S-3 (File No. 333-281479), relating to the offer and sale of shares of common stock, par value $0.01 per share, of NETSTREIT Corp. (the “Company”) having an aggregate offering price of up to $300,000,000. Sales of shares, if any, of our common stock, as contemplated by this this Prospectus Supplement and the Prospectus, made through the sales agents, acting as our sales agents, or the forward sellers, acting as agents for the applicable forward purchaser, may be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, sales made directly on the New York Stock Exchange or any other primary trading market for our common stock or to or through a market maker (which may include block transactions). This Prospectus Supplement shall be read in conjunction with the Prospectus. Capitalized terms used and not defined in this Prospectus Supplement shall have the meanings ascribed to such terms in the Prospectus. Except as set forth herein, the Prospectus remains unchanged. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the Prospectus and any future amendments or supplements thereto.

This Prospectus Supplement is being filed to update the information contained in the Prospectus to reflect the entry on September 5, 2025 of the Joinder (the “Joinder”) to the Sales Agreement that was originally entered into on August 12, 2024. The Joinder provides for StoneX Financial Inc. to be added to the Sales Agreement as an additional forward purchaser and forward seller. Accordingly, each reference to the term “forward purchaser,” “forward purchasers,” “forward seller,” or “forward sellers” in the Prospectus is hereby amended to include StoneX Financial Inc.

After giving effect to the Joinder, the forward purchasers are Wells Fargo Bank, National Association, Bank of America, N.A., Baird, The Bank of Nova Scotia, Citibank, N.A., Goldman Sachs, Jefferies, Mizuho Markets Americas LLC, Nomura Global Financial Products Inc., Raymond James, Regions, Stifel, StoneX Financial Inc., The Toronto-Dominion Bank and Truist Bank. In connection with any forward sale agreement, the relevant forward purchaser will borrow from third parties and sell, through its related sales agent (if applicable), a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement. We refer to a sales agent (except with respect to Capital One Securities, Inc.) or to StoneX Financial Inc., when acting as the agent for a forward purchaser, as a forward seller and, collectively, as the forward sellers.

As of the date of this Prospectus Supplement, common stock with a value of approximately $249.0 million is available to be offered by this Prospectus Supplement and the Prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “NTST.” On September 4, 2025, the last reported sale price of our common stock on NYSE was $17.86 per share.

Investing in shares of our common stock involves substantial risks that are described in the “Risk Factors” sections beginning on page 8 of the Prospectus and discussed in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file from time to time with the SEC, which are incorporated by reference into the Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	BofA Securities	Baird	BTIG	Capital One Securities
Citigroup	Goldman Sachs & Co. LLC	Jefferies	Mizuho	Nomura
Raymond James	Regions Securities LLC	Scotiabank	Stifel	TD Securities
Truist Securities

The date of this Prospectus Supplement is September 5, 2025